EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Ascent Solar Technologies, Inc. of our report dated March 18, 2015, relating to our audits of the financial statements which appear in the Annual Report on Form 10-K of Ascent Solar Technologies, Inc. for the year ended December 31, 2014.

/s/ HEIN & ASSOCIATES LLP

Denver, Colorado

July 2, 2015